EXHIBIT 99.1


PRESTO**                                                     Tel.  715-839-2121
National Presto Industries, Inc.                             Fax.  715-839-2148
Eau Claire, WI  54703-3703                                         715-839-2122
                                                                   715-839-2242

NEWS RELEASE                                           CONTACT:  Randy Lieble
FOR IMMEDIATE RELEASE                                            (715) 839-2164


              NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES INCREASED
                         2003 EARNINGS AND 2004 DIVIDEND

         Eau Claire, Wisconsin (February 13, 2004) -- National Presto Industries, Inc. (NYSE: NPK) announced today 2003 sales and earnings, as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

         In commenting on 2003 results, Maryjo Cohen, President, stated "Total sales were strikingly similar in 2002 and 2003, with revenue increases in 2003 from newly acquired businesses more than offsetting declines in the housewares/small appliance division. In largest part, the improved 2003 earnings were attributable to cost reductions stemming from the closing of the company's small appliance and housewares manufacturing plants and the sourcing of products from abroad. These cost reductions enhanced by earnings from the recently acquired absorbent products businesses, more than offset the effect of reduced comparative yields on financial instruments, which once again served to be an earnings depressant."

         When looking ahead to 2004, Ms. Cohen stated, "Candor demands recognition that the new year will not include sizable contributions such as those enjoyed in both 2002 and 2003 arising from the reversal of LIFO reserves (resulting from the shutdown of the domestic appliance/housewares plants), and that it will be burdened by the final installment of the cost of terminating a defined benefit pension plan and converting to a defined contribution plan currently estimated at $2,200,000 after tax. Nevertheless, assuming internal planning can unfold with only a few and minor surprises, in keeping with those experienced in 2003, the new year may be the second in a series of `rewarding' periods."

         The Board of Directors of National Presto Industries, Inc. announced today a regular dividend of $ .92 per share plus an extra of $.25. The 2004 dividend is the most recent in an unbroken history of sixty years. The record date for the dividend will be February 24, 2004. The regular dividend and extra will be paid in full on March 11, 2004. The Board also advised that the Company`s 2004 annual meeting of stockholders has been re-scheduled for October 19, 2004 from May 18, to provide additional time to complete the process of complying with the New York Stock Exchange corporate governance provisions issued in November of 2003.

         National Presto manufactures and sells small household electric appliances and pressure cookers under the PRESTO(R) brand name. The Company is widely recognized as an innovator of new products.

                                              YEAR ENDED DECEMBER 31
                                         2003                   2002
                                    -------------          -------------
Net Sales                           $ 133,835,000          $ 133,729,000
Net Earnings                        $  15,477,000*         $   8,690,000*
Net Earnings Per Share              $        2.27*         $        1.27*
Weighted Shares Outstanding             6,821,000              6,840,000

         This release contains "forward looking statements" made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company's SEC reports, including its Form 10-Q for the quarterly period ended September 28, 2003.

----------------------------
*2003 includes $1,137,000 ($.17 per share) versus 2002's $2,843,000 ($.42 per share) for after tax expenses relating to plant closings. 2003 earnings also reflect an after tax charge of $817,000 ($.12 per share)- the first installment of the cost of converting its defined benefit pension plan to a defined contribution plan, while 2002 earnings included a $1,040,000 ($.15 per share) pension cost charge primarily related to the early retirement of long term employees. Both years benefited by partial reversals of the LIFO reserve net of tax, stemming from the shutdown of the domestic plants of $3,122,000 ($.46 per share) in 2003 versus $3,259,000 ($.48 per share) in 2002.

**Trademark of National Presto Industries, Inc.


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